Exhibit 99.1

Press Release Issued October 1, 1999

CTC Communications Corp. Completes Holding Company Reorganization

WALTHAM, Mass.--Oct. 1, 1999--CTC Communications Corp. (NASDAQ:CPTL) (the "Company" or "CTC") announced today that it has reorganized into a holding company form of organizational structure which changed the jurisdiction of the enterprise from Massachusetts to Delaware. As a result of the reorganization, a new parent company, CTC Communications Group, Inc., a Delaware corporation ("CTC Group"), owns 100 percent of CTC, the previous publicly-held company. Stockholders of CTC have automatically become stockholders of CTC Group on a share for share basis.

The new holding company organizational structure will allow CTC Group to manage its entire organization more effectively and broadens the alternatives for future financing.

The reorganization was approved by the required two-thirds vote of CTC stockholders under Massachusetts law. Existing certificates representing shares of CTC's common stock serve as evidence of ownership of the same number of shares of common stock of CTC Group; an exchange of certificates is not required. The change to the holding company structure was tax free to CTC's stockholders. The by-laws, executive officers and board of directors of CTC Group are the same as those of CTC. CTC Group's common stock will continue to be listed on the Nasdaq National Market under the ticker symbol "CPTL." The new Cusip No. for CTC Group's common stock is 12641[9] 100.

    About CTC Communications

CTC, headquartered in Waltham, Massachusetts, is a rapidly growing provider of integrated communication solutions to medium and larger-sized business customers in the Northeast U.S. It provides an extensive array of voice and data services including local, long distance, frame relay, Internet access and other advanced data services. In August of this year, the company officially became an Internet Service Provider. CTC markets its services through 310 member sales and service representatives located in 26 branch offices throughout Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York and Maryland. CTC Communications' ICN Network is fully redundant and is managed at the company's recently completed, state-of-the-art Technology Center, located at its corporate headquarters in Waltham, Massachusetts. As of June 30, 1999, the company had more than 184,000 access lines in service and has been adding approximately 40,000 new lines per quarter. CTC can be found on the Worldwide Web at www.ctcnet.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-Q. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

CONTACT: CTC Communications
John D. Pittenger
(781) 466-1302